Exhibit a(1)

CERTIFICATE OF TRUST

OF

SIERRA TOTAL RETURN FUND

This Certificate of Trust of Sierra Total Return Fund (the “Trust”) is being duly executed and filed by the undersigned to form a statutory trust under the Delaware Statutory Trust Act (12 Del.C. sec. 3801 et seq.).

1.	The name of the statutory trust formed by this Certificate of Trust is Sierra Total Return Fund.

2.	The address of the registered office of the Trust in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The name of the Trust’s registered agent at such address is Corporation Service Company.

3.	The Certificate of Trust shall be effective as of the date of filing by the Delaware Secretary of State.

4.	The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S. C. sec. 80a-1 et seq.).

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Trust as of the 26th day of January, 2016.

/s/ Seth Taube
Seth Taube, Sole Trustee